Exhibit 99

FOR IMMEDIATE RELEASE:

MAGIC LANTERN GROUP’S CHAIRMAN OF THE BOARD RESIGNS

NEW YORK, NY: April 13, 2005: Magic Lantern Group, Inc. (AMEX: GML) (“MLG”), a leading international distributor of educational content and third-generation, digital content and e-delivery solutions, announced today that effective April 7, 2005, Howard Balloch resigned as the Company’s Chairman of the Board, citing personal reasons. Stephen Encarnacao, one of MLG’s independent directors, was elected Interim Chairman of the Board until the Company’s Annual Meeting expected to be held this June.

Howard R. Balloch stated, “I wish Magic Lantern Group all the best in the future.  Although I am leaving the Board, I remain convinced that Magic Lantern and its technology have lots of potential for a bright future.”

MLG Interim Chairman Stephen Encarnacao stated, "On behalf of the Board, we wish to extend our thanks to Mr. Balloch for his leadership and service and look forward to announcing a long-term replacement at the annual meeting in June."

About Magic Lantern Group, Inc.

Magic Lantern Group, Inc. operates several strategic subsidiaries and divisions, including the global distribution of videos and DVD’s from more than 300 world-renowned producers, its core business for nearly 30 years. Key divisions are Sonoptic Technologies , a pioneer in commercial digital video encoding and online digital video utility and leading provider of third-generation digital technology solutions and the recently launched Magic Vision Digital Media, Inc . , a provider of digital on-demand/on-line desktop delivery for sports entertainment, health care, human resource, and corporate governance and compliance industries. For more information, visit: http://www.magiclanterngroup.com .

Contact Information: For Investor Relations, contact Gary Geraci, National Financial Network, 617-723-2373, email: garyg@otcfn.com and visit: http://www.nfnonline.com/gml/ . At the Company, contact Lorraine Villa, Executive Assistant to the CEO, lvilla@magiclantern.ca , 1-800-263-1717 ext.2450.

Any statements in this Press Release about future expectations, plans and prospects for the Company constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," “could,” "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors, including those risks identified in our Annual Report on Form 10-K, which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Revenue projections contained in this release are subject to the successful execution of e-commerce websites. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information catered in this press release including such forward-looking statements.

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